Exhibit 99.1

SINA Reports First Quarter 2005 Financial Results

The Company Reports Net Revenues of $45.8 Million

SHANGHAI, China, May 5 /Xinhua-PRNewswire/ — SINA Corporation (Nasdaq: SINA), a leading online media company and value-added information service provider for China and for global Chinese communities, today announced its financial results for the first quarter ended March 31, 2005:

* Net revenues for the quarter grew 11% year-over-year to $45.8 million, meeting the Company’s guidance of between $43.0 million and $47.0 million.

* Advertising revenues for the quarter grew 27% year-over-year to $16.6 million, accounting for 36% of total revenues.

* Non-advertising revenues for the quarter grew 3% year-over-year to $29.2 million, accounting for 64% of total revenues.

* US GAAP net income for the quarter decreased 36% year-over-year to $10.3 million, or $0.18 diluted net income per share.

* Non-GAAP net income for the quarter decreased 31% year-over-year to $11.5 million, or $0.20 diluted net income per share, meeting the Company’s guidance of between $11.0 million and $13.0 million. Non-GAAP net income for the quarter included $728K in fees for the Company’s recent adoption of a shareholder rights plan and related legal and financial advisory services.

“Despite a seasonally weak quarter due to Chinese New Year and a tough regulatory environment, we grew both our advertising and non-advertising businesses year-over-year as well as meeting our guidance,” said Wang Yan, CEO of SINA. “Looking ahead, we will streamline and refocus our energy on SINA’s core strengths in Internet portal while continuing to explore new opportunities in the mobile value-added services.”

Financial Results

For the quarter ended March 31, 2005, SINA reported net revenues of $45.8 million, an increase of 11% from $41.4 million reported in the same period in 2004 and a decrease of 19% from $56.9 million reported in the previous quarter, within the range of the Company’s guidance of between $43.0 million and $47.0 million.

Advertising revenues totaled $16.6 million for the quarter, representing a 27% increase from $13.1 million reported in the same period in 2004 and a 9% decrease from $18.3 million reported in the previous quarter. The sequential decline in advertising revenues was mainly due to the seasonality of the advertising business.

Non-advertising revenues totaled $29.2 million for the quarter, a 3% increase from $28.3 million reported in the same period in 2004 and a 24% decrease from $38.6 million reported in the previous quarter. Total revenues from mobile value-added services were $26.5 million, representing an increase of 3% from $25.8 million reported in the same period in 2004 and a decrease of 26% from $35.7 million reported in the previous quarter.

The ban on certain usage-based SMS products from television and radio commercials by the Chinese State Administration of Radio, Film and Television (“SARFT”) beginning February 2005, which the company previously disclosed, significantly impacted SINA’s SMS revenues. The Company saw its first quarter SMS revenues declined 30% sequentially to $20.2 million; the majority of the decline was caused by the ban of certain usage-based SMS products from television and radio commercials. In addition, the change in China Mobile’s billing procedures for MMS at the beginning of January caused the Company’s first quarter MMS revenues to decrease 50% sequentially to $2.2 million. The decline in SMS and MMS revenues was partially offset by the growth of other 2.5G products, IVR and other new services, which grew 69% to $4.0 million from the previous quarter.

Gross margin for the quarter was 67%, down from 68% reported in the previous quarter and 70% reported in the same period last year. Gross margin for advertising revenues was approximately 65% for this quarter, compared to 69% for the previous quarter. The sequential decline in advertising gross margin was largely due to the decline in advertising revenues while the cost of advertising revenues remained relatively flat. Gross margin for mobile value-added service revenues for the quarter was 67%, flat from the previous quarter.

Operating expenses for this quarter totaled $20.9 million, an increase of 64% from $12.8 million reported in same period of 2004 and a decrease of 2% from $21.4 million reported in the previous quarter. Year-over-year increase in operating expenses was primarily driven by including a full quarter of expenditures from Crillion, which was acquired in late March 2004, and higher product development costs related to instant messaging, iGame and search engine. First quarter 2005 operating expenses also included $728K in fees for the Company’s adoption of a shareholder rights plan and related legal and financial advisory services.

Net income for this quarter was $10.3 million, representing a decrease of 36% from a net income of $16.0 million for the same period in 2004 and a decrease of 41% from a net income of $17.4 million for the previous quarter. Diluted net income per share was $0.18 for the quarter, compared to a diluted net income per share of $0.28 for the same period of 2004 and a diluted net income per share of $0.30 for the previous quarter.

Non-GAAP net income for this quarter totaled $11.5 million, compared to a non-GAAP net income of $16.6 million for the same period in 2004 and of $18.4 million for the previous quarter. Non-GAAP diluted net income per share was $0.20 for the quarter, compared to a non-GAAP diluted net income per share of $0.29 for the same period of 2004 and of $0.31 for the previous quarter. Non-GAAP net income excludes non-cash charges relating to amortization and write off of intangible assets, convertible bond issuance cost, and equity investment gains or losses.

As of March 31, 2005, SINA’s cash, cash equivalents and investments in marketable securities totaled $283.4 million, an increase of $7.8 million from three months ago. Cash flow from operating activities for this quarter was $22.7 million, compared to $30.4 million for the previous quarter and $19.6 million for the same period in 2004.

Online Game

Since its commercial launch through the Company’s joint venture with NcSoft in November 2004, Lineage 2 has been deployed in 11 regional telecom data centers throughout China to service game players. Daily average concurrent user count in March 2005 was roughly 93,000, up from 65,000 last December. The Company recognized a gain of $303K this quarter for its share of net income from the joint venture with NcSoft.

At the end of March 2005, SINA’s casual game portal iGame had roughly 580,000 active users, up from 560,000 active users at the end of the previous quarter. SINA’s game portal operated 25 games at the end of March 2005 and is expected to add two new games by the end of June 2005.

Search

After one year of development effort, SINA has completed work on the first version of its self-developed search engine. The Company began limited beta testing of its search engine on select areas of its web site in late April. A full launch is expected in the latter part of June quarter.

Shareholder Rights Plan

On February 18, 2005, Shanda Interactive Entertainment Limited and certain related persons and entities filed a Schedule 13D with the U.S. Securities and Exchange Commission indicating that they beneficially own 19.5% of SINA’s outstanding ordinary shares. For this and other reasons, SINA adopted and announced a shareholder rights plan on February 22, 2005 to protect the best interests of all shareholders. For the quarter ended March 31, 2005, the Company incurred $728k in fees for the adoption of the plan and related legal and financial advisory services. The Company expects to incur similar expenses related to the matter in the future quarters.

Contingent Consideration Payout

Based on Crillion’s 2004 performance, SINA is obligated to pay an additional consideration of $28.1 million, 60% in cash and 40% in SINA ordinary shares, in accordance with the Crillion acquisition agreement. In March 2005, the Company made the first installment cash payment of $12 million. In April 2005, the Company made the remaining cash payment and issued 274,684 shares in ordinary stock to settle the contingent consideration related to Crillion’s achievement of its 2004 performance targets.

Business Outlook

The Company estimates that its total revenues for Q2 2005 to be between $44.0 million and $48.0 million, with advertising revenues between $19.0 million and $20.0 million and non-advertising revenues between $25.0 million and $28.0 million. Non-GAAP net income is expected to be between $11.0 million and $13.0 million for Q2 2005.

Non-GAAP Measures

To supplement the consolidated financial statements presented in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP” or “GAAP”), the Company uses non-GAAP measures of income from operations, net income and net income per share, which are adjusted from results based on GAAP to exclude certain expenses, gains and losses. These non-GAAP financial measures are provided to enhance the user’s overall understanding of the Company’s current financial performance and prospects for the future.

The Company’s non-GAAP income from operations excludes, as applicable, amortization and write-off of intangibles. Non-GAAP net income and non-GAAP diluted net income per share exclude, as applicable, amortization of intangibles, write-off of intangibles, amortization of convertible debt issuance cost and equity investment gains and losses. The Company believes these non-GAAP financial measures provide useful information to both management and investors, as they exclude certain expenses (i) that are not expected to result in future cash payments, gains and losses and (ii) that are non-recurring in nature or may not be indicative of our core operating results. In addition, because the Company has historically reported certain non-GAAP results to investors, the Company believes the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Consistent with the Company’s historical practice, the non-GAAP measures included in this press release have been reconciled to the nearest GAAP measures.

The Company’s management believes excluding the non-cash amortization and write-off expense of intangible assets resulting from business acquisition from its non-GAAP financial measures of income from operations and net income is useful for itself and investors, because they enable a more meaningful comparison of the Company’s cash earnings and performance between reporting periods. In addition, such charges will not result in cash settlement in the future.

The Company’s management believes excluding non-cash amortization expense of issuance cost relating to convertible bonds from its non-GAAP financial measure of net income is useful for itself and investors as such expense does not have any impact on cash earnings.

The Company’s management believes excluding gains and losses from equity investment from its non-GAAP financial measure of net income is useful for itself and investors, because such gains and losses will not result in cash settlement in the future nor impact the Company’s future cash earnings or cash flows. The Company does not typically invest in common stock of other companies. Thus, these charges are otherwise unrelated to the Company’s ongoing business operations.

Conference Call

SINA will host a conference call at 9:00 p.m. Eastern Time today to present an overview of the Company’s financial performance and business operations for first quarter 2005. The dial-in number for the call is 617-614-3471. The pass code is 84707177. A live webcast of the call will be available from 9:00 p.m. – 10:00 p.m. ET on Thursday, May 5, 2005 (9:00 a.m. – 10:00 a.m. Beijing Time on May 6, 2005).

The call can be accessed through SINA’s corporate web site at http://corp.sina.com. The call will be archived for 12 months on SINA’s corporate web site at http://corp.sina.com. A replay of the conference call will be available for forty-eight hours after the conclusion of the conference call. The dial-in number is 617-801-6888. The pass code for the replay is 76840210.

About SINA

SINA Corporation (Nasdaq: SINA) is a leading online media company and value-added information service (VAS) provider for China and for global Chinese communities. With a branded network of localized web sites targeting Greater China and overseas Chinese, SINA provides services through five major business lines including SINA.com (online news and content), SINA Mobile (mobile value-added services), SINA Online (community-based services and games), SINA.net (search and enterprise services) and SINA E-Commerce (online shopping and travel). Together these provide an array of services including region-focused online portals, mobile value-added services, search and directory, interest-based and community-building channels, free and premium email, online games, virtual ISP, classified listings, fee-based services, e-commerce and enterprise e-solutions.

Safe Harbor Statement

This announcement contains forward-looking statements concerning SINA’s expected financial performance (as described without limitation in the Business Outlook section and quotations from management in this press release), as well as SINA’s strategic and operational plans. SINA may also make forward-looking statements in our periodic reports to the U.S. Securities and Exchange Commission on forms 10-K, 10-Q, 8-K, etc., in its annual report to shareholders, in its proxy statements, in its offering circulars and prospectuses, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. SINA assumes no obligation to update the forward-looking statements in this release and elsewhere. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, SINA’s historical losses, its limited operating history, the uncertain regulatory landscape in the People’s Republic of China, the effect of the notice issued by SARFT in late January 2005 on the Company’s revenues from usage-based SMS products promoted via direct advertisement on radio and television, the Company’s ability to develop and market other usage-based SMS products, fluctuations in quarterly operating results, the Company’s reliance on mobile value-added service and online advertising sales for a majority of its revenues, the Company’s reliance on mobile operators in China to provide mobile value-added service, the changes in January 2005 by China Mobile to its billing process for undelivered MMS services and the effect of such changes on the Company’s MMS revenues, the migration by China Mobile of MMS onto MISC platform and the effect of such migration on the Company’s MMS revenues, any failure to successfully develop and introduce new products and any failure to successfully integrate acquired businesses. Further information regarding these and other risks is included in SINA’s Annual Report on Form 10-K for the year ended December 31, 2004 and its recent quarterly reports on Form 10-Q, as well as in its other filings with the Securities and Exchange Commission.

Contact:
SINA Corporation
Chen Fu, (86-21) 62895678 ext. 6089
fuchen@staff.sina.com

or

The Ruth Group
Denise Roche, 646/536-7008
droche@theruthgroup.com

SINA CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(U.S. Dollar in Thousands , except per share data)

	Three months ended
	March 31,		December 31,
	2005	2004	2004

Net revenues
Advertising	$16,648	$13,118	$18,271
Non-Advertising	29,200	28,270	38,628

	45,848	41,388	56,899

Cost of revenues
Advertising	5,894	4,332	5,750
Non-Advertising	9,040	8,194	12,183

	14,934	12,526	17,933

Gross profit	30,914	28,862	38,966

Operating expenses
Sales and marketing	11,484	7,098	12,769
Product development	3,702	1,974	3,204
General and administrative	4,697	3,215	4,399
Amortization of intangibles	1,041	484	1,041

	20,924	12,771	21,413

Income from operations	9,990	16,091	17,553

Other income, net	1,532	1,220	1,543
Amortization of convertible debt issuance cost	(171)	(171)	(171)
Gain on investments	56	59	226
Loss on equity investments	(566)	(333)	(994)

Income before income taxes	10,841	16,866	18,157

Provision for income taxes	(531)	(824)	(724)

Net income	$10,310	$16,042	$17,433

Shares used in computing basic net income per share	51,431	49,329	50,967

Basic net income per share	0.20	0.33	0.35

Shares used in computing diluted net income per share	58,502	57,826	58,729

Diluted net income per share	$0.18	$0.28	$0.30

Net income used for diluted net income per share calculation

Net income	$10,310	$16,042	$17,433

Amortization of convertible debt issuance cost	171	171	171

Net income used for diluted net income per share calculation	$10,481	$16,213	$17,604

SINA CORPORATION
RECONCILIATION OF NON-GAAP TO GAAP RESULTS
(U.S. Dollar in Thousands , except per share data)

	Three months ended
	March 31,		December 31,
	2005	2004	2004

GAAP income from operations	$9,990	$16,091	$17,553
Amortization of intangibles	1,041	484	1,041

Non-GAAP income from operations	$11,031	$16,575	$18,594

GAAP Net income	$10,310	$16,042	$17,433
Amortization of intangibles	1,041	484	1,041
Amortization of convertible debt issuance cost	171	171	171
Gain (loss) on investments	(56)	(59)	(226)

Non-GAAP Net income	$11,466	$16,638	$18,419

Shares used in computing basic net income per share	51,431	49,329	50,967

Non-GAAP basic net income per share	$0.22	$0.34	$0.36

Shares used in computing diluted net income per share	58,502	57,826	58,729

Non-GAAP diluted net income per share	$0.20	$0.29	$0.31

SINA CORPORATION
UNAUDITED SEGMENT INFORMATION
(U.S. Dollar in Thousands)

	Three months ended
	March 31,		December 31,
	2005	2004	2004

Net revenues
Advertising	$16,648	$13,118	$18,271
Mobile related	26,515	25,786	35,747
Others	2,685	2,484	2,881

	$45,848	$41,388	$56,899

Cost of revenues
Advertising	$5,894	$4,332	$5,750
Mobile related	8,670	7,977	11,814
Others	370	217	369

	$14,934	$12,526	$17,933

SINA CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(U.S. Dollar in Thousands)

	March 31,	December 31,
	2005	2004
Assets
Cash, cash equivalents and investments in marketable securities	$283,430	$275,635
Accounts receivable, net	32,131	39,942
Property and equipment, net	17,456	16,152
Long-term investments	10,122	10,009
Goodwill/intangible assets, net	73,349	74,390
Other assets	13,267	14,297

Total assets	$429,755	$430,425

Liabilities and Shareholders’ Equity
Liabilities	$65,023	$77,080
Convertible Debt	100,000	100,000
Shareholders’ equity	264,732	253,345

Total liabilities and shareholders’ equity	$429,755	$430,425